Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Rexnord Corporation pertaining to the Rexnord Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434), the Rexnord Corporation Performance Incentive Plan (Form S-8 Nos. 333-180450, 333-212811 and 333-232900), the Rexnord LLC 401(k) Plan (Form S-8 No. 333-197444), and the Registration Statement (Form S-3 No. 333-234052) and in the related Prospectus of our reports dated February 16, 2021, with respect to the consolidated financial statements and schedule of Rexnord Corporation and the effectiveness of internal control over financial reporting of Rexnord Corporation included in this Transition Report (Form 10-K) of Rexnord Corporation for the nine months ended December 31, 2020.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 16, 2021